UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Denbury Resources Inc.
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SUPPLEMENT TO DEFINITIVE PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, MAY 22, 2019

Commencing on May 14, 2019, the following supplemental information will be used in communicating with stockholders of Denbury Resources Inc.

The 2019 Annual Meeting of Stockholders (the “Annual Meeting”) of Denbury Resources Inc. (“Denbury” or “we”) will be held on Wednesday, May 22, 2019. By now, you should have received Denbury’s Proxy Statement. Our Proxy Statement, as filed with the Securities and Exchange Commission on April 24, 2019, and supplemented on May 3, 2019, is available on our website at www.denbury.com, under the “Investor Relations” link.

We are filing this supplemental information to ask for your support at the Annual Meeting on Proposal Two: Advisory Vote to Approve Named Executive Officer Compensation (“Proposal Two”). In deciding how to vote on Proposal Two, we encourage you to carefully read the relevant portions of our Proxy Statement and consider the supplemental information below.

Background

Glass Lewis & Co., one of the leading proxy advisory firms, recently issued a report recommending that Denbury stockholders vote “FOR” all of the proposals presented in our Proxy Statement, including Proposal Two, giving Denbury their highest pay-for-performance grade of an “A”.

Institutional Shareholder Services (“ISS”), another proxy advisory firm, recommended that Denbury stockholders vote “FOR” all of the proposals presented in our Proxy Statement, except for Proposal Two. We were surprised by, and strongly disagree with, the ISS recommendation with respect to Proposal Two. For the reasons detailed below and in our Proxy Statement, we believe that our compensation program is thoughtfully designed with the best interests of all stockholders in mind. We are furnishing this supplement to provide additional information and clarification relative to the concerns raised by ISS.

Stockholder Engagement and Responsiveness

Beginning in 2017, we made significant efforts to engage with our stockholders on our executive compensation program, and we substantially redesigned our approach in 2018, based primarily on feedback from our stockholder engagement efforts. These changes are summarized below.

Decision / Change for 2018
Increased the proportion of performance-based compensation for all employees
Restructured the annual incentive bonus for all employees to be based entirely on Company (and not individual) performance
Modified annual incentive bonus metrics to measure objective criteria
Reduced annual incentive bonus target amounts for our executive officers
Increased the TSR award from 25% to 40% of the equity award mix for named executive officers
Maintained a stock price floor of $2.25 per share in determining the total number of shares granted as equity compensation
Created a new Debt-Adjusted Reserves Growth per Share award and eliminated the Oil Price Change vs. TSR cash award and EBITDAX award
Included a feature in the new Debt-Adjusted Reserves Growth per Share award capping the payout at 100% of target if the Company’s reserves replacement is less than 100% of production
Modified the TSR award to cap the payout at 100% of target if the Company’s TSR is negative
Continued to provide that any amounts earned under incentive-based awards above the 100% target levels are payable in cash, rather than in shares of common stock, in order to mitigate share dilution
Reduced the number of non-executive employees eligible to receive equity and the amounts of equity granted to those eligible employees in order to mitigate share dilution
Eliminated tax gross-up payments for excise taxes in change-of-control transactions
Adopted a formal clawback policy

ISS acknowledged these significant improvements in its report last year (referring to them as “meaningful changes”). However, despite the meaningful changes that we made to our compensation policies and programs, we were disappointed with last year’s say-on-pay vote. We believe the primary factor behind this vote outcome was a one-time, accelerated retirement payment made to our former long-term chief executive officer, which was a non-recurring event. Despite the fact that the one-time nature of the retirement payment meant that this issue would be substantially resolved in 2019, we nonetheless elected to continue our open dialogue with our stockholders and engaged in a robust process to solicit feedback. As part of our stockholder engagement campaign, we reached out to several of our largest institutional stockholders, representing approximately 52% of our outstanding common stock as of March 15, 2019, in an effort to:

•	better understand their underlying reasons for their 2018 say-on-pay vote; and

•	obtain their input on how our executive officer compensation program, disclosure practices and corporate governance may be better aligned with stockholder expectations.

We ultimately spoke with stockholders owning approximately 24% of our outstanding common stock as of March 15, 2019. In fact, we engaged with a number of these stockholders on multiple occasions throughout 2018.

The Compensation Committee and our management carefully considered stockholder feedback, and we have responded as provided below and in our Proxy Statement. The Compensation Committee approved several changes to the Company’s executive compensation policies and programs and corporate governance practices for 2018 and 2019, most of which were a direct result of stockholder feedback. Below is a chart summarizing the feedback that we received from our stockholders and our responses.

Stockholder Feedback / Reason for Change	Company Response / Compensation Change
Equity grants to executive officers and employees are dilutive to Denbury’s stockholders.
For 2018 and 2019 compensation, we (i) provided that cash would be paid for any amounts earned under incentive-based awards above the 100% target level and (ii) significantly reduced both the number of non-executive employees eligible to receive equity and the amounts of equity granted to those eligible employees.

Annual incentive bonus metrics should focus more on value creation and overall returns.	The Compensation Committee approved objective criteria with respect to determining the 2018 and 2019 annual incentive bonuses.
Annual incentive bonus metrics should include thresholds, targets and maximums for purposes of determining payouts.	The Compensation Committee approved thresholds, targets and maximums for each quantitative bonus metric for purposes of determining payouts.
Denbury should increase its disclosure on climate change risks and other environmental and social topics.
In January 2019, Denbury published its 2018 Corporate Responsibility Report, which was prepared in accordance with the Global Reporting Initiative’s Sustainability Reporting Standards. The report is available on our website at www.denbury.com, under the “Responsibility” link.

Denbury should adopt a formal clawback policy.	The Compensation Committee adopted a formal clawback policy.
Denbury should eliminate tax gross-up payments for excise taxes in change-in-control transactions.	The Compensation Committee eliminated tax gross-up payments for excise taxes in change-in-control transactions.
Denbury should provide more disclosure of its stockholder engagement efforts.	As discussed throughout our Proxy Statement, stockholder engagement is a fundamental and ongoing process at Denbury, and each year we conduct a robust stockholder engagement campaign.
Stockholders would like to discuss Denbury’s compensation policies and programs with the Chairperson of the Compensation Committee.	As part of our annual engagement process, members of the Compensation Committee, including the Chairperson, are generally available to meet with our stockholders.

During our engagement efforts in 2019 to date, no additional program concerns have been consistently raised by our stockholders, and we proactively addressed the primary concerns raised by our stockholders.

Chief Executive Officer Compensation

In its report, ISS also referenced the year-over-year increase in the compensation of Christian S. Kendall, our Chief Executive Officer (“CEO”).  Mr. Kendall was promoted to CEO on July 1, 2017.  As a result, only one-half of Mr. Kendall’s compensation in 2017 was for his service as CEO.  However, when comparing 2017 compensation to that in 2018, ISS neglected to consider his mid-year change in role.  This error in methodology impacted all elements of the ISS analysis with respect to changes in Mr. Kendall’s compensation following his promotion, including his salary, annual incentive bonus, and long-term incentive awards.  The Compensation Committee has taken affirmative steps to closely align Mr. Kendall’s total target compensation with the total target compensation of chief executive officers at our compensation peer companies over a multi-year period.  The changes to Mr. Kendall’s compensation, including a significant reduction of his target annual bonus percentage from 175% of base salary in 2017 to 130% in 2019, are reflective of that process.  In fact, as disclosed in ISS’ report, Mr. Kendall’s total compensation is only 87% of the median of total compensation for chief executive officers at our compensation peer companies and 104% of the median of total compensation for chief executive officers at ISS’ peer companies for Denbury.

Total Shareholder Return Performance Awards

As noted above, beginning in 2018, we modified our TSR awards to cap the payout at 100% of target if our TSR is negative. ISS erroneously stated that our TSR awards are not subject to a negative TSR cap. The TSR awards cited in the ISS report were three-year awards granted in 2016, and thus, were granted prior to this modification and were not subject to the cap.

Conclusion

We strongly feel that the ISS recommendation against Proposal Two is based on factual errors and incomplete analysis. ISS failed to properly recognize our significant efforts to engage with stockholders over the past two years on our executive compensation program and further failed to acknowledge the resulting substantial positive changes made to our 2018 compensation policies and programs. ISS incorrectly claimed that our current TSR awards do not include a 100% payout cap in the case of negative total TSR, when these awards have included that limitation beginning in 2018. Furthermore, when evaluating the compensation of our CEO, ISS failed to consider the impact of Mr. Kendall’s mid-2017 promotion to that role, as well as the steps taken by the Compensation Committee to closely align his total target compensation with the total target compensation of chief executive officers at our compensation peer companies.

We believe it is vitally important that all of our stockholders have access to the best and most accurate information available when deciding how to vote. Accordingly, we determined it to be in the best interests of all of our stockholders to furnish this supplement as additional information and clarification relative to the concerns raised by ISS, and also as a means to correct the factual errors and what we deem to be an incorrect assessment set forth in the ISS report.

Our Board recommends a vote “FOR” Proposal Two. Thank you for your time and consideration in reviewing this supplemental information, as well as your ongoing support of Denbury. You are greatly appreciated.

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